Exhibit 99.1

FOR IMMEDIATE RELEASE

Reminder:  Conference Call Today at 2:30 ET, Dial In (866) 256-9239, ID# 1098068

CardioTech International’s Fiscal 2007 Results

Show Improved Performance in the Fourth Quarter

WILMINGTON, Mass., June 27, 2007. CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of advanced medical device products for the treatment of cardiovascular and other diseases, today reported financial results for the fiscal fourth quarter and year ended March 31, 2007.

For the fiscal year ended March 31, 2007, revenues were $21.2 million as compared to $22.4 million in fiscal 2006. The Company reported a net loss of $3.0 million, or $0.15 per basic and diluted share, as compared to a net loss of $5.1 million, or $0.26 per basic and diluted share, a year earlier. The decrease in revenues for fiscal 2007, when compared with fiscal 2006, is primarily due to a decline in cardiopulmonary and private-label product sales during the first three quarters. The rate of decline slowed in the fourth quarter.

For the fiscal fourth quarter, revenues were $5.5 million as compared to $5.2 million a year earlier, the increase due to higher royalties and development fees. The net loss for the quarter was $579,000, or $0.03 per basic and diluted share, as compared to a net loss of $3.3 million, or $0.17 per basic and diluted share, for the comparable prior year period.

Commenting on CardioTech’s performance, President and CEO Michael Adams said: “Our financial results for the year were anticipated and, for the fourth quarter, reflect the substantial investment which began in the third quarter to put the building blocks in place for improved results in the future. I am pleased to report that implementation of our revitalized business strategy is well underway. Our focus is on leveraging CardioTech’s materials science and manufacturing expertise in order to expand our exclusivity, development and royalty fee income, develop next generation polymers and manufacture new and complex medical devices. All these areas began showing notable improvement in the fourth quarter.

“Currently, we are actively engaged in negotiations to sell our Gish Biomedical unit. We are also proceeding on schedule with the patient enrollment and follow up phase of our European clinical trial of CardioPass™ synthetic coronary artery bypass graft and are committed to further improvement of our performance in the current fiscal year,” Mr. Adams concluded.

For the three months ended March 31, 2007, revenues increased by $250,000 when compared to the comparable period in 2006, of which $330,000 was primarily due to an increase in royalties and development fees, partially offset by a modest decline in product sales. The increase in royalty fees is from a major customer that is using ChronoFlex in its expanded product offerings, as well as from sales of existing products. The Company also earned fees in the three months ended March 31, 2007 from a September 2006 supply and development agreement.

The decrease in CardioTech’s net loss for fiscal 2007 is due to several factors. First, there was an overall increase of gross margin contribution, excluding royalties and development fees, of $700,000, in part due to improvements in manufacturing operations at the Company’s private label business. Second, in the fiscal 2006 fourth quarter, the Company recorded impairment charges of $1.7 million related to goodwill and inventory. Third, selling, general and administrative and non-cash compensation expenses for the quarter ended March 31, 2007 were $1,655,000, a decrease of $220,000 when compared to the fourth quarter of fiscal 2006, excluding a $1.2 million goodwill impairment charge. The decrease is attributable, in part, to higher bad debt and non-cash compensation expenses in 2006 and amortization expense of intangible assets in 2006 which did not repeat in 2007.

The Company’s cash and cash equivalents balance at March 31, 2007 was $4.1 million, a decrease of $2.8 million during the year and was unchanged for the fourth quarter. Cash was used to fund operations, including the identified costs described above, and for more than $740,000 for the purchase of capital equipment, $350,000 of which was for manufacturing equipment for CardioPass. Working capital was $9.8 million as of March 31, 2007.

CONFERENCE CALL & REPLAY INFORMATION

CardioTech will host a conference call with investors at 2:30 p.m., ET on Wednesday, June 27, 2007, to discuss its fiscal fourth quarter and year end 2007 financial results. Participants should dial in 866-256-9239 (ID# 1098068) at least 10 minutes before the call is scheduled to begin. Outside the US 703-639-1213 (ID # 1098068).

A replay will be available approximately 2 hours after the conference call ends for a period of two weeks at 888-266-2081 reference #1098068.

About CardioTech International:

CardioTech International, Inc. is a medical device company that designs, develops, manufactures and sells innovative products and materials for the treatment of cardiovascular, orthopedic, oncology, urology and other diseases. The Company’s business model calls for leveraging its technological and manufacturing expertise in order to expand its royalty and license fee income, develop next generation polymers and manufacture new and complex medical devices. CardioTech is conducting its first clinical trial for regulatory approval in Europe for its CardioPass synthetic coronary bypass graft. The Company generates revenues from sales of advanced medical devices and materials, as well as from contracted product design and development services. More information about CardioTech is available at its website: http://www.cardiotech-inc.com.

Forward-Looking Statements:

CardioTech believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements. For further information on such risks and uncertainties, you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. CardioTech assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:

Eric Walters	Sylvia Dresner
Vice President & Chief Financial Officer	Senior Vice President
CardioTech International, Inc.	VMW Corporate & Investor Relations
978-657-0075	212-616-6161
general-info@cardiotech-inc.com	info@vmwcom.com

(FINANCIAL TABLES FOLLOW)

CardioTech International, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	For The Three Months Ended March 31,		For The Years Ended March 31,
	2007	2006	2007	2006
Revenues:
Product sales	$4,870	$4,952	$19,593	$21,404
Royalties and development fees	615	285	1,558	977
	5,485	5,237	21,151	22,381
Cost of sales	4,108	5,003	15,977	18,484
Gross margin	1,377	234	5,174	3,897
Operating expenses:
Research and development, regulatory and engineering	377	325	1,547	1,385
Selling, general and administrative	1,628	1,687	6,664	5,982
Impairment of goodwill	—	1,152	—	1,152
Non-cash compensation	27	188	48	193
	2,032	3,352	8,259	8,712
Loss from operations	(655)	(3,118)	(3,085)	(4,815)
Interest and other income and expense:
Interest expense	—	—	(2)	—
Interest income	35	15	136	42
Other income (expense), net	41	29	268	104
Other income, net	76	44	402	146
Equity in net loss of CorNova, Inc.	—	(185)	(279)	(400)
Net loss	$(579)	$(3,259)	$(2,962)	$(5,069)
Net loss per common share, basic and diluted	$(0.03)	$(0.17)	$(0.15)	$(0.26)
Shares used in computing net loss per common share, basic and diluted	19,957	19,699	19,859	19,451

CardioTech International, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,066	$6,841
Accounts receivable-trade, net of allowance of $170 and $572 as of March 31, 2007 and 2006, respectively	2,712	2,851
Accounts receivable-other	553	265
Inventories	5,205	4,786
Prepaid expenses and other current assets	205	210
Total current assets	12,741	14,953
Property, plant and equipment, net	4,082	4,059
Amortizable intangible assets, net	468	584
Goodwill	487	487
Other assets	123	130
Investment in CorNova, Inc.	—	238
Total assets	$17,901	$20,451
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,878	$1,750
Accrued expenses	862	936
Deferred revenue	198	132
Total current liabilities	2,938	2,818
Deferred rent	116	129
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock; $.01 par value; 5,000,000 shares authorized; 500,000 shares issued and none outstanding as of March 31, 2007 and 2006, respectively	—	—
Common stock; $.01 par value; 50,000,000 shares authorized; 20,031,650 and 19,796,833 shares issued and outstanding as of March 31, 2007 and 2006, respectively	200	198
Additional paid-in capital	36,948	36,685
Accumulated deficit	(22,301)	(19,339)
Accumulated other comprehensive loss	—	(40)
Total stockholders’ equity	14,847	17,504
Total liabilities and stockholders’ equity	$17,901	$20,451